JOINT FILING AGREEMENT



This JOINT FILING AGREEMENT is made and entered into by and among The Governor and Company of the Bank of Ireland, BIAM Holdings, Bank of Ireland Asset Management Limited and Bank of Ireland Asset Management (U.S.) Limited .


The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the "Filings") required to be filed by them pursunat to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of the New Ireland Fund Inc., that are requireed to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.


Date: 8 February, 2007

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
By: /s/ John Murphy
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John Murphy Group Head of Regulatory Risk and Compliance


BIAM Holdings
By: /s/ Sean O'Dwyer
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Sean O'Dwyer
Director


Bank of Ireland Asset Management Limited
By: /s/ Sean O'Dwyer
----------------------------------
Sean O'Dwyer
Director


Bank of Ireland Asset Management(U.S.) Limited
By: /s/ Rosemary Mahon
----------------------------------
Rosemary Mahon Director